Exhibit 10.28
AMENDED AND RESTATED AGREEMENT
     This Amended and Restated Agreement (“Restated Agreement”) among Reynolds American Inc. (“RAI”), R.J. Reynolds Tobacco Holdings, Inc. (“RJR Holdings”), R. J. Reynolds Tobacco Company (“RJR Tobacco”), and the Pension Benefit Guaranty Corporation (“PBGC”) amends and restates the May 20, 1999 agreement among PBGC, RJR Nabisco Holdings Corp., and RJR Tobacco, as amended (“Prior Agreement”), a copy of which is attached hereto as Exhibit 1. This Restated Agreement is effective as of December 31, 2007.
WITNESSETH
     WHEREAS, under the Prior Agreement, RJR Tobacco was required, among other things, to make certain contributions to the R.J. Reynolds Retirement Plan, now known as the Reynolds American Retirement Plan (“Plan”), and to maintain a specified credit balance in the Plan’s funding standard account (“Credit Balance”); and
     WHEREAS, the Prior Agreement was amended effective June 14, 1999, to change the name of the Plan and to change references to RJR Tobacco to RJR Holdings (a copy of the amendment is attached hereto as Exhibit 2); and
     WHEREAS, the Prior Agreement was amended effective January 7, 2002, to permit prepayment of all contributions to the Plan required under the Prior Agreement (a copy of the amendment is attached hereto as Exhibit 3); and
     WHEREAS, since the last amendment to the Prior Agreement, the entity that sponsors the Plan has changed to RAI; and
     WHEREAS, since the last amendment to the Prior Agreement, the Pension Protection Act of 2006, which changes (on its effective date) the requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), concerning credit balances under pension plans such as the Plan was enacted; and
     WHEREAS, RAI, RJR Holdings, RJR Tobacco, and PBGC wish to enter into this Restated Agreement to take into account events that have occurred since the last amendment to the Prior Agreement;
     NOW THEREFORE, RAI, RJR Holdings, RJR Tobacco, and PBGC, for good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, agree as follows:

I. Funding Standard Carryover Balance
     Pursuant to Internal Revenue Code (“IRC”) section 430(f)(5), effective on January 1, 2008, RAI will reduce the Plan’s funding standard carryover balance defined in IRC section 430(f)(7) by an amount not less than the Required Credit Balance (defined in section V of the Prior Agreement as amended effective January 7, 2002) remaining after application of IRC section 436(f)(3).
II. Notice Requirements
     During the term of the Restated Agreement, RAI will provide notices and information to PBGC as follows:
     (a) Copies of the Form 5500/Annual Report for the Plan (with attachments) when filed with the Internal Revenue Service, and a copy of the final actuarial valuation report for the Plan by March 1st of the Plan year following the Plan year for which the report is prepared.
     (b) Written notice thirty (30) days prior to any change in any of the Plan’s actuarial assumptions or methods for the purpose of minimum funding under IRC sections 412 or 430.
     (c) Copies of election letters from the plan sponsor to the plan actuary indicating the plan sponsor’s election to waive the credit balance, within ten (10) days from the date of each such letter.
     (d) Written notice thirty (30) days prior to any Plan merger or spin-off that is not de minimis (as determined in Treasury regulation section 1.414(l)-1(h) and 1.414(l)-1(n)(2)), except that notice is not required if spin-off assets meet the safe harbor requirements of Treasury regulation section 1.414(l)-1(b)(9).
     (e) Written notice thirty (30) days prior to any material financing of private debt or material change in any private debt amortization schedule, except that RAI is not required to notify PBGC of borrowings and timely repayments under a revolving credit facility. However, RAI will notify PBGC of any material change in RAI’s debt amortization schedules if such change is due to violation(s) of the terms of any of RAI’s debt. This notice provision is not intended to require RAI to provide PBGC with 30 day’s notice of public debt security transactions that RAI reports to the United States Securities and Exchange Commission. However, RAI will provide PBGC with reasonable notice of public debt security transactions, and PBGC reserves the right to contact RAI with questions about any public debt securities transactions.
     (f) Written notice no later than five (5) business days after RAI becomes aware of any violation of financial covenants, or receipt of a waiver of financial covenants.

     (g) Written notice thirty (30) days prior to any transaction that would have the effect of transferring assets and liabilities of the Plan or transferring sponsorship of the Plan.
     (h) Written notice thirty (30) days prior to any sale, transfer or other disposition of assets of any member of the controlled group, as defined in section 4001(a)(14) of ERISA, where such assets (i) represent 10% or more of the book value of the assets of the controlled group on a consolidated basis, or (ii) generated 10% or more of the consolidated revenues or operating income of the controlled group.
     (i) Copies of any notices of reportable events at the time they are filed.
III. Expiration of the Restated Agreement
     This Restated Agreement will terminate upon the earliest to occur of (a), (b) and (c), below. RAI will provide PBGC with written notice of any determination by RAI that it has achieved one of the tests for termination of this Restated Agreement. Within thirty (30) days after receipt of such notice, PBGC will respond in writing to RAI as to whether it concurs with the determination; such concurrence will not be unreasonably withheld.
     (a) The date on which RAI demonstrates to PBGC that the Plan has no unfunded benefit liabilities, as described in section 4001(a)(18) of ERISA, as of the last day of the Plan year for any two consecutive Plan years (the last day of the Plan year in the second consecutive Plan year being the measurement date).
     (b) The date on which RAI’s corporate credit rating is at least BBB- and Baa3 from S&P and Moody’s, respectively, or the date on which RAI obtains a senior unsecured debt rating from S&P and Moody’s of at least BBB- and Baa3, respectively.
     (c) The date on which the Plan is terminated in a standard termination under section 4041(b) of ERISA without the issuance of a notice of noncompliance.
IV. General Provisions
     (a) Compliance with ERISA. Nothing in this Restated Agreement affects or in any way diminishes the obligations of RAI, RJR Holdings and RJR Tobacco, if any, to comply with ERISA.
     (b) Limitation of Rights. This Restated Agreement is intended to be and is for the sole and exclusive benefit of PBGC, RAI, RJR Holdings and RJR Tobacco. Nothing expressed or mentioned in or to be implied from the Restated Agreement gives any person other than PBGC, RAI, RJR Holdings or RJR Tobacco any legal or equitable right, remedy or claim against PBGC, RAI. RJR Holdings or RJR Tobacco under or in respect of this Restated Agreement.
     (c) Notices. All notices, demands, instructions and other communications required or permitted under the Restated Agreement to any party to the Restated

Agreement shall be in writing and shall be personally delivered or sent by registered, certified, or express mail, postage prepaid, return receipt requested, telefacsimile (which shall be immediately followed by the original of such communication), or pre-paid overnight delivery service with confirmed receipt, and shall be deemed to be given for purposes of this Restated Agreement on the date the writing is sent to the intended recipient, or in the case of telefacsimile, on the date transmitted to the intended recipient. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this section, notices, demands, instructions and other communications in writing shall be sent to the parties as indicated below:

To RAI:	Corporate Secretary Reynolds American Inc. 401 North Main Street Winston-Salem, NC 27101 Telephone: (336) 741-5162 Facsimile: (336) 741-2998

To PBGC:	Department of Insurance Supervision and Compliance Pension Benefit Guaranty Corporation 1200 K Street, N.W. Washington, D.C. 20005-4026 Telephone: (202) 326-4070 Facsimile: (202) 842-2643

Office of the Chief Counsel Pension Benefit Guaranty Corporation 1200 K Street, N.W. Washington, D.C. 20005-4026 Telephone: (202) 326-4020 Facsimile: (202) 326-4112
     (d) Counterparts. This Restated Agreement may be executed in one or more counterparts and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (e) Entire Agreement. This Restated Agreement contains the complete and exclusive statement of the agreement and understanding by and among the parties hereto and supersedes the Prior Agreement and all prior agreements, understandings, commitments, representations, communications, and proposals, oral or written, among the parties or any of them relating to the subject matter of this Restated Agreement. This Restated Agreement may not be amended, modified, or supplemented except by an instrument in writing executed by the parties to this Restated Agreement.
     (f) Representations and Warranties. PBGC, RAI, RJR Holdings and RJR Tobacco each represents and warrants to the others that it has full power and authority to enter into this Restated Agreement and that this Restated Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with the Restated Agreement’s terms.
     (g) No Waivers. The failure of any party to the Restated Agreement to enforce a provision of the Restated Agreement shall not constitute a waiver of the party’s right to enforce that provision of the Restated Agreement.
     (h) Headings. The section and paragraph headings contained in this Restated Agreement are for convenience only and shall not affect the meaning or interpretation of this Restated Agreement.
     (i) Governing Law. This Restated Agreement shall be governed by and construed and enforced in accordance with ERISA, the IRC and other laws of the United States. To the extent that federal law is not applicable, North Carolina law shall govern.
     (j) Binding Effect. This Restated Agreement shall be binding upon the parties hereto and their respective successors, if any.
     (k) Construction. The language used in this Restated Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Nor shall any rule of construction that favors a non-draftsman be applied. A reference to any statute shall be deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.
     (l) Assignment. This Restated Agreement may not be assigned in whole or in part by either party without the express written consent of RAI and PBGC.

     IN WITNESS WHEREOF, the parties to this Restated Agreement have caused this Restated Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first stated above.

REYNOLDS AMERICAN INC.		PENSION BENEFIT GUARANTY CORPORATION

By:	/s/ McDara P. Folan, III	By:	/s/ Robert D. Bacon

	McDara P. Folan, III Senior Vice President, Deputy General Counsel, and Secretary		Title:	Acting Director, DISC

Date:	January 15, 2008	Date:	January 15, 2008

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

By:	/s/ McDara P. Folan, III

McDara P. Folan, III Senior Vice President, Deputy General Counsel, and Secretary

Date:	January 15, 2008

R. J. REYNOLDS TOBACCO COMPANY

By:	/s/ Daniel A. Fawley

Daniel A. Fawley Treasurer

Date:	January 15, 2008